Exhibit 5.1

September 13, 2012

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, CA 94105

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by salesforce.com, inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 46,889 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Goinstant, Inc. Stock Option Plan, as amended (the “Plan”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We are members of the bar of the State of California. For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California, the Delaware General Corporation Law and the Federal laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati